Exhibit 10.1
CONVERTIBLE PROMISSORY NOTE

$397,000	September 21, 2007
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of Three Hundred Ninety-Seven Thousand Dollars ($397,000) under the terms set forth herein. This Note is one of a series of four Notes (together, the “Series Notes") being issued by Maker on the date hereof.
1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of eight percent (8%) per annum.
2. Payment. Except as otherwise provided herein, and subject to any default hereunder, the principal and interest hereof is payable as follows:
     (a) Interest only is payable in cash or in the form of a newly issued convertible promissory note (as provided herein) quarterly in arrears on the last day of each calendar quarter, beginning December 31, 2007. Maker may pay any interest payments due to Payee hereunder by issuing to Payee a convertible promissory note dated as of the interest due date. The principal amount of such convertible promissory note shall be the amount of the then due interest payment and the remaining terms and provisions of such convertible promissory note shall be the same terms and provisions as are then in effect for this Note.
     (b) On September 21, 2008 (the “Maturity Date"), the remaining outstanding principal balance of this Note will be due and payable in cash, together with all then-accrued but unpaid interest.
     (c) Except as provided herein, the Maker will have no right of early prepayment on this Note.
3. Conversion.
     (a) At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice (the “Payee Notice”) of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock based on a conversion rate as described below (the “Conversion Rate”). The number of shares of Common Stock issuable upon payment of any portion of the outstanding principal and/or accrued but unpaid interest on this Note            shall be computed by dividing each such applicable portion of the payment to be paid in shares of Common Stock by the Conversion Rate in effect at such time. Upon receipt of the Payee Notice, the Maker shall immediately cause certificates dated the Payee Notice date and representing these shares to be delivered to Payee within 20 days of, and payment shall be deemed to have been made on, the date of the Payee Notice.

     (b) The Conversion Rate shall initially be equal to $0.07.
     (c) The Conversion Rate (and, as applicable, the factors above used to compute it) shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock. In case of any consolidation or merger to which the Maker is a party other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker’s Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.
     (d) Any Common Stock issued in payment of all any portion of the outstanding principal and/or accrued but unpaid interest on this Note shall have those registration rights set forth in the Fifth Amended Registration Rights Agreement, as amended to date, by and among Maker, Payee and certain other parties thereto.
4. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable:
     (a) The Maker shall fail to make any required payment of principal or interest when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.
     (b) The Maker shall fail to materially perform or comply with any covenant, agreement, term or provision contained in the Fifth Amended Security Agreement, dated June 1, 2007, by and among Maker, Payee and certain other parties thereto or the Fifth Amended Patent and Trademark Security Agreement, dated June 1, 2007, by and among Maker, Payee and certain other parties thereto (each, a “Security Agreement”), and such failure shall continue through five days after Payee gives written notice of such default to Maker.
     (c) The Maker shall become insolvent or shall fail to pay, or become unable to pay, its debts as they become due; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.

     (d) Any representation or warranty of the Maker contained in any Security Agreement shall be untrue in any material respect.
     (e) The Maker incurs an event of default under the terms of any of the other Series Notes.
     Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Sections 2 are of essence and that any failure to timely pay any installment of principal or interest (within any permitted grace period above) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above.
5. Mandatory Prepayments. If Maker or its controlling stockholders enter into a definitive agreement relating to a Sale Transaction (as defined below), the Maker shall give Payee at least fifteen days prior written notice of the proposed date for consummation of the Sale Transaction. The Maker’s notice shall include a description of the proposed price, terms and conditions of the Sale Transaction. Despite any other provisions hereof, the entire principal balance of this Note, and all accrued but unpaid interest, shall be due and payable immediately prior to (and as a condition of) the closing on the Sale Transaction. However, within fifteen days after receipt of Maker’s notice, Payee may give written notice to Maker that Payee elects to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock (in which case, the Payee’s notice will constitute a Payee Notice under Section 3 above and the portion of this Note not so converted will be retired in cash as otherwise provided in this Section).
     The Maker shall not consummate any Sale Transaction, the price, terms and conditions of which materially deviate from those described in Maker’s notice to the Payee, without first giving the Payee a new notice specifying such changes. Such new notice will commence a new 15-day period during which time Payee may give its notice to Maker as provided above. Nothing in this Section will restrict the Maker’s ability to effect a Sale Transaction if Maker complies with the foregoing provisions hereof.
     For purposes of this Note, a “Sale Transaction” shall mean the sale, license or other disposition of all or substantially all of Maker’s assets, the sale or exchange of a majority of the outstanding voting stock of Maker or the merger or consolidation of Maker into or with any other entity (except in the case where the holders of Maker’s voting stock prior to consummation of such merger or consolidation hold at least a majority of the outstanding voting securities of the surviving entity).
6. Limitations on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Payee upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owed by Payee and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Payee’s for purposes of Section 13(d) of the Exchange Act does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion or payment). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which Payee may receive or beneficially own in order to determine the amount of securities or other consideration that Payee may receive in the event of a merger, sale or other transaction as contemplated in Section 3(c) of this Note.
7. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.
8. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
9. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
10. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.
By	/s/ David Teckman
David Teckman, President and
Chief Executive Officer